Exhibit 99.1

ORION GROUP HOLDINGS REPORTS

FIRST QUARTER 2025 RESULTS

HOUSTON – April 29, 2025 – Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”), a leading specialty construction company, today reported its financial results for the first quarter ended March 31, 2025.

Highlights for the quarter ended March 31, 2025:

●Contract revenues increased 17.4% to $188.7 million versus the prior year period
●GAAP net loss of $1.4 million or $0.04 per diluted share compared to a GAAP net loss of $6.1 million or $0.19 per diluted share year-over-year
●Adjusted net income of $0.3 million or $0.01 per diluted share versus Adjusted net loss of $3.6 million or $0.11 per diluted share in the first quarter last year
●Adjusted EBITDA increased 100.4% to $8.2 million compared to the prior year period
●New contract wins of $349 million year-to-date
●Contracted backlog and awards subsequent to quarter end totaled $890.9 million

See definitions and reconciliation of non-GAAP measures elsewhere in this release.

Management Commentary

“We’re off to a strong start in 2025. On a year-over-year basis, our first quarter revenue increased 17% to $189 million and Adjusted EBITDA doubled. This performance reflects the strength of our operating model and the successful execution of our strategic priorities,” said Travis Boone, Chief Executive Officer of Orion Group Holdings.

“By consistently delivering top-tier work and prioritizing safety, we have enhanced our current customer relationships while developing new ones. Year-to-date, we have secured $349 million in new contract awards--$161 million in Marine and $188 million in Concrete, which have started or are scheduled to start within the next few months. We continue to see strong demand across our markets and continue to win repeat business with our world-class partners and clients.”

“The future for Orion is extremely bright and our business and operating model is well positioned for this moment. We believe that many of the new federal policy initiatives will support our long-term growth, especially around defense, shipbuilding, infrastructure, and reshoring of manufacturing. Regardless of the efforts to reduce federal spending, we are seeing no impact on domestic infrastructure projects that we are delivering or pursuing, and there has been no pull back on the U.S. government’s China deterrence policy.”

“Regarding tariffs, we have been proactively managing tariff risk since last summer and do not expect material impacts to our current projects. Nor do we believe that any actions taken to downsize the federal government will have a material bearing on our business. Therefore, we are reiterating our previous full year 2025 guidance of revenue in the range of $800 million to $850 million with Adjusted EBITDA in the range of $42 million to $46 million. At the same time, we are continuing to prepare for transformational growth in 2026 and beyond,” concluded Boone.

First Quarter 2025 Results

Contract revenues of $188.7 million increased $28.0 million or 17.4% from $160.7 million in the first quarter last year, primarily due to an increase in revenue from large marine construction contracts and new concrete projects.

Gross profit increased to $23.0 million or 12.2% of revenue, up from $15.5 million or 9.7% of revenue in the first quarter of 2024. The increases in gross profit dollars and margin were primarily driven by an improvement in indirect expenses in the marine segment as a result of a higher volume of work, partially offset by lower margins in the concrete segment which were primarily driven by seasonally lower productivity, which is normal for the first quarter.

Selling, general and administrative (“SG&A”) expenses were $22.5 million, up from $19.0 million in the first quarter of 2024. As a percentage of total contract revenues, SG&A expenses increased to 12.0% from 11.8%. The increases in SG&A dollars and percentage reflect an increase in incentive compensation, legal, IT and operating lease expenses.

GAAP net loss for the first quarter was $1.4 million ($0.04 per diluted share) compared to a net loss of $6.1 million ($0.19 per diluted share) in the first quarter of 2024.

First quarter 2025 net loss included $1.7 million ($0.05 diluted income per share) of non-recurring items. First quarter 2025 adjusted net income was $0.3 million ($0.01 diluted income per share).

EBITDA for the first quarter of 2025 was $6.3 million, resulting in a 3.3% EBITDA margin, compared to EBITDA of $3.0 million, and a 1.8% EBITDA margin for the first quarter last year. Adjusted EBITDA for the first quarter increased to $8.2 million, or a 4.3% Adjusted EBITDA margin. This compares to Adjusted EBITDA of $4.1 million, or a 2.5% Adjusted EBITDA margin for the prior year period.

Backlog

Total backlog at March 31, 2025 was $839.7 million, compared to $729.1 million at December 31, 2024 and $756.6 million at March 31, 2024. Backlog for the Marine segment was $607.4 million at March 31, 2025, compared to $582.8 million at December 31, 2024 and $569.9 million at March 31, 2024. Backlog for the Concrete segment was $232.3 million at March 31, 2025, compared to $146.3 million at December 31, 2024 and $186.7 million at March 31, 2024.

Recent Contract Wins

Subsequent to the end of the quarter, the Company has been awarded $51.2 million in new contract wins - $17.1 million in Marine and $34.1 million in Concrete.  The Marine wins include a $6.3 million environmental project for General Recycling of Washington and a $7.5 million dredging project for the U.S. Army Corps of Engineers Galveston District.  In Concrete, wins include a $24.1 million project for Phase 2 of the Costco distribution center in Florida, and a $6.6 million project for a United Airlines catering facility at Houston’s George Bush Intercontinental Airport.

Balance Sheet Update

As of March 31, 2025, current assets were $267.0 million, including unrestricted cash and cash equivalents of $13.0 million. Total debt outstanding as of March 31, 2025 was $23.3 million. At the end of the quarter, the Company had no outstanding borrowings under its revolving credit facility.

Conference Call Details

Orion Group Holdings will host a conference call to discuss the first quarter 2025 financial results at 9:00 a.m. Eastern Time/8:00 a.m. Central Time on Wednesday, April 30, 2025. To participate, please call (844) 481-2994 and ask for the Orion Group Holdings Conference Call. A live audio webcast of the call will also be available on the Investor Relations section of Orion’s website at https://www.oriongroupholdingsinc.com/investor/ and will be archived for replay.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company serving the infrastructure, industrial and building sectors, provides services both on and off the water in the continental United States, Alaska, Hawaii, Canada and the Caribbean Basin through its marine segment and its concrete segment. The Company’s marine segment provides construction and dredging services relating to marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design and specialty services. Its concrete segment provides turnkey concrete construction services including place and finish, site prep, layout, forming, and rebar placement for large commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with regional offices throughout its operating areas. The Company’s website is located at: https://www.oriongroupholdingsinc.com.

Backlog Definition

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress but are not yet complete. The Company cannot guarantee that the revenue implied by its backlog will be realized, or, if realized, will result in earnings. Backlog can fluctuate from period to period due to the timing and execution of contracts. The typical duration of the Company’s projects ranges from three to nine months on shorter projects to multiple years on larger projects. The Company's backlog at any point in time includes both revenue it expects to realize during the next twelve-month period as well as revenue it expects to realize in future years.

Non-GAAP Financial Measures

This press release includes the financial measures “adjusted net income/loss,” “adjusted earnings/loss per share,” “EBITDA,” "Adjusted EBITDA" and “Adjusted EBITDA margin."  These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G. The non-GAAP financial information may be determined or calculated differently by other companies that use similarly titled measures. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable GAAP financial information. Investors are urged to consider these non-GAAP measures in addition to and not in substitute for measures prepared in accordance with GAAP.

Adjusted net income/loss and adjusted earnings/loss per share should not be viewed as an equivalent financial measure to net income/loss or earnings/loss per share. Adjusted net income/loss and adjusted earnings/loss per share exclude certain items that management believes are one-time items or items whose timing or amount cannot be reasonably estimated. The Company believes these adjusted financial measures are a useful supplement to earnings/loss calculated in accordance with GAAP.

Orion Group Holdings defines EBITDA as net income/loss before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain items that management believes are one-time items or items whose timing or amount cannot be reasonably estimated. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for the period by contract revenues for the period. The GAAP financial measure that is most directly comparable to EBITDA and Adjusted EBITDA is net income, while the GAAP financial measure that is most directly comparable to Adjusted EBITDA margin is operating margin, which represents operating income divided by contract revenues. EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses. Additionally, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide useful information regarding the Company's ability to meet future debt service and working capital requirements while providing an overall evaluation of the Company's financial condition. In addition, EBITDA is used internally for incentive compensation purposes. The Company includes EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance. EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with GAAP, or as a measure of the Company's profitability or liquidity.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, of which provisions the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, guidance, outlook, assumptions, or goals. In particular, statements regarding our pipeline of opportunities, financial guidance and future operations or results, including those set forth in this press release, and any other statement, express or implied, concerning financial guidance or future operating results or the future generation of or ability to generate revenues, income, net income, gross profit, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, or cash flow, including to service debt or maintain compliance with debt covenants, and including any estimates, guidance, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward-looking statements also include project award announcements, estimated project start dates, ramp-up of contract activity and contract options, which may or may not be awarded in the future. Forward-looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints, and any potential contract options which may or may not be awarded in the future, and are at the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. Considering these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise, except as required by law.

Please refer to the Company's 2024 Annual Report on Form 10-K, filed on March 5, 2025 which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, and filings and press releases subsequent to such Annual Report on Form 10-K for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Contacts:

Financial Profiles, Inc.

Margaret Boyce 310-622-8247

orn@finprofiles.com

Orion Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended
	March 31,
	2025	2024
Contract revenues	188,653	160,672
Costs of contract revenues	165,638	145,134
Gross profit	23,015	15,538
Selling, general and administrative expenses	22,545	18,999
Gain on disposal of assets, net	(363)	(337)
Operating income (loss)	833	(3,124)
Other (expense) income:
Other income	34	72
Interest income	193	17
Interest expense	(2,334)	(3,374)
Other expense, net	(2,107)	(3,285)
Loss before income taxes	(1,274)	(6,409)
Income tax expense (benefit)	140	(352)
Net loss	$(1,414)	$(6,057)

Basic loss per share	$(0.04)	$(0.19)
Diluted loss per share	$(0.04)	$(0.19)
Shares used to compute loss per share:
Basic	39,056,396	32,553,750
Diluted	39,056,396	32,553,750

Orion Group Holdings, Inc. and Subsidiaries

Selected Results of Operations

(In Thousands)

(Unaudited)

	Three months ended March 31,
	2025		2024
	Amount	Percent	Amount	Percent

	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$100,222	78.8%	$92,935	87.4%
Private sector	26,941	21.2%	13,390	12.6%
Marine segment total	$127,163	100.0%	$106,325	100.0%
Concrete segment
Public sector	$7,661	12.5%	$3,404	6.3%
Private sector	53,829	87.5%	50,943	93.7%
Concrete segment total	$61,490	100.0%	$54,347	100.0%
Total	$188,653		$160,672

Operating income (loss)
Marine segment	$4,778	3.8%	$(4,866)	(4.6)%
Concrete segment	(3,945)	(6.4)%	1,742	3.2%
Total	$833		$(3,124)

Orion Group Holdings, Inc. and Subsidiaries

Reconciliation of Adjusted Net Income (Loss)

(In thousands except per share information)

(Unaudited)

	Three months ended
	March 31,
	2025	2024
Net loss	$(1,414)	$(6,057)
Adjusting items and the tax effects:
Share-based compensation	1,123	358
ERP implementation	605	686
Severance	30	62
Process improvement initiatives	138	—
Tax rate of 23% applied to adjusting items (1)	(436)	(226)
Total adjusting items and the tax effects	1,460	880
Federal and state tax valuation allowances	214	1,585
Adjusted net income (loss)	$260	$(3,592)
Adjusted EPS	$0.01	$(0.11)

(1)	Items are taxed discretely using the Company's blended tax rate.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations

(In Thousands, Except Margin Data)

(Unaudited)

	Three months ended
	March 31,
	2025	2024
Net loss	$(1,414)	$(6,057)
Income tax expense (benefit)	140	(352)
Interest expense, net	2,141	3,357
Depreciation and amortization	5,403	6,020
EBITDA (1)	6,270	2,968
Share-based compensation	1,123	358
ERP implementation	605	686
Severance	30	62
Process improvement initiatives	138	—
Adjusted EBITDA(2)	$8,166	$4,074
Operating income margin	0.3%	(1.9)%
Impact of depreciation and amortization	2.9%	3.7%
Impact of share-based compensation	0.6%	0.2%
Impact of ERP implementation	0.3%	0.4%
Impact of severance	0.1%	0.1%
Impact of process improvement initiatives	0.1%	—%
Adjusted EBITDA margin(2)	4.3%	2.5%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for share-based compensation, ERP implementation, severance and process improvement initiatives. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations by Segment

(In Thousands, Except Margin Data)

(Unaudited)

	Marine		Concrete
	Three months ended		Three months ended
	March 31,		March 31,
	2025	2024	2025	2024
Operating income (loss)	$4,778	$(4,867)	$(3,945)	$1,742
Other income	24	49	10	24
Depreciation and amortization	4,531	4,931	872	1,089
EBITDA (1)	9,333	113	(3,063)	2,855
Share-based compensation	1,032	326	91	32
ERP implementation	408	454	197	232
Severance	30	62	—	—
Process improvement initiatives	93	—	45	—
Adjusted EBITDA(2)	$10,896	$955	$(2,730)	$3,119
Operating income margin	3.8%	(4.6)%	(6.3)%	3.2%
Impact of other income	-%	0.1%	—%	—%
Impact of depreciation and amortization	3.6%	4.6%	1.4%	2.0%
Impact of share-based compensation	0.8%	0.3%	0.1%	0.1%
Impact of ERP implementation	0.3%	0.4%	0.3%	0.4%
Impact of severance	—%	0.1%	—%	—%
Impact of process improvement initiatives	0.1%	—%	0.1%	—%
Adjusted EBITDA margin (2)	8.6%	0.9%	(4.4)%	5.7%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for share-based compensation, ERP implementation, severance and process improvement initiatives. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows Summarized

(In Thousands)

(Unaudited)

	Three months ended
	March 31,
	2025	2024
Net loss	$(1,414)	$(6,057)
Adjustments to remove non-cash and non-operating items	9,256	9,006
Cash flow from net income after adjusting for non-cash and non-operating items	7,842	2,949
Change in operating assets and liabilities (working capital)	(11,285)	(25,774)
Cash flows used in operating activities	$(3,443)	$(22,825)
Cash flows used in investing activities	$(8,692)	$(1,573)
Cash flows used in financing activities	$(3,225)	$(1,902)

Capital expenditures (included in investing activities above)	$(9,033)	$(1,853)

Orion Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Three months ended March 31,
	2025	2024
Cash flows from operating activities
Net loss	$(1,414)	$(6,057)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,175	4,208
Amortization of ROU operating leases	2,477	2,419
Amortization of ROU finance leases	2,228	1,811
Amortization of deferred debt issuance costs	395	553
Deferred income taxes	(11)	(9)
Share-based compensation	1,123	358
Gain on disposal of assets, net	(363)	(338)
Allowance for credit losses	232	4
Change in operating assets and liabilities:
Accounts receivable	(35,266)	15,202
Income tax receivable	47	—
Inventory	63	(387)
Prepaid expenses and other	1,319	2,169
Contract assets	20,827	10,548
Accounts payable	13,747	(29,399)
Accrued liabilities	(6,174)	(16,013)
Operating lease liabilities	(1,219)	(2,238)
Income tax payable	(14)	(196)
Contract liabilities	(4,615)	(5,460)
Net cash used in operating activities	(3,443)	(22,825)
Cash flows from investing activities:
Proceeds from sale of property and equipment	341	280
Purchase of property and equipment	(9,033)	(1,853)
Net cash used in investing activities	(8,692)	(1,573)
Cash flows from financing activities:
Borrowings on credit	3,047	1,554
Payments made on borrowings on credit	(3,148)	(1,679)
Payments on failed sales-leasebacks	(729)	—
Loan costs from Credit Facility	(323)	(100)
Payments of finance lease liabilities	(2,517)	(1,971)
Proceeds from issuance of common stock under ESPP	337	—
Exercise of stock options	108	294
Net cash used in financing activities	(3,225)	(1,902)
Net change in cash, cash equivalents and restricted cash	(15,360)	(26,300)
Cash, cash equivalents and restricted cash at beginning of period	28,316	30,938
Cash, cash equivalents and restricted cash at end of period	$12,956	$4,638

Orion Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Information)

	March 31,	December 31,
	2025	2024
	(Unaudited)

Current assets:
Cash and cash equivalents	$12,956	28,316
Accounts receivable:
Trade, net of allowance for credit losses of $787 and $555, respectively	142,201	106,304
Retainage	35,165	35,633
Income taxes receivable	436	483
Other current	2,735	3,127
Inventory	2,130	1,974
Contract assets	63,580	84,407
Prepaid expenses and other	7,819	9,084
Total current assets	267,022	269,328
Property and equipment, net of depreciation	91,956	86,098
Operating lease right-of-use assets, net of amortization	23,984	27,101
Financing lease right-of-use assets, net of amortization	24,638	25,806
Inventory, non-current	7,421	7,640
Deferred income tax asset	17	17
Other non-current	1,272	1,327
Total assets	$416,310	$417,317
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of issuance costs	$1,274	$426
Accounts payable:
Trade	110,057	97,139
Retainage	1,952	1,310
Accrued liabilities	20,302	26,294
Income taxes payable	493	507
Contract liabilities	42,756	47,371
Current portion of operating lease liabilities	5,700	7,546
Current portion of financing lease liabilities	11,135	10,580
Total current liabilities	193,669	191,173
Long-term debt, net of debt issuance costs	22,042	22,751
Operating lease liabilities	20,750	20,837
Financing lease liabilities	9,324	11,346
Other long-term liabilities	19,674	20,503
Deferred income tax liability	17	28
Total liabilities	265,477	266,638
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 40,255,806 and 39,681,597 issued; 39,544,575 and 38,970,366 outstanding at March 31, 2025 and December 31, 2024, respectively	403	397
Treasury stock, 711,231 shares, at cost, as of March 31, 2025 and December 31, 2024, respectively	(6,540)	(6,540)
Additional paid-in capital	222,075	220,513
Retained loss	(65,105)	(63,691)
Total stockholders’ equity	150,833	150,679
Total liabilities and stockholders’ equity	$416,310	$417,317

Orion Group Holdings, Inc. and Subsidiaries

Guidance – Adjusted EBITDA Reconciliation

(In Thousands)

(Unaudited)

	Year Ending
	December 31, 2025
	Low	High
Net (loss) income	$(2,226)	$1,533
Income tax benefit	(291)	(50)
Interest expense, net	9,815	9,815
Depreciation and amortization	25,613	25,613
EBITDA (1)	32,911	36,911
Share-based compensation	7,604	7,604
ERP implementation	1,485	1,485
Adjusted EBITDA(2)	$42,000	$46,000

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.
(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for share-based compensation and ERP implementation.

Orion Group Holdings, Inc. and Subsidiaries

Guidance – Adjusted EPS Reconciliation

(In thousands except per share information)

(Unaudited)

	Year Ending
	December 31, 2025
	Low	High
Net (loss) income	$(2,226)	$1,533
Adjusting items and the tax effects:
Share-based compensation	7,604	7,604
ERP implementation	1,485	1,485
Tax rate of 23% applied to adjusting items (1)	(2,090)	(2,090)
Total adjusting items and the tax effects	6,999	6,999
Federal and state tax valuation allowances	(471)	(1,632)
Adjusted net (loss) income	$4,302	$6,900
Adjusted EPS	$0.11	$0.17

(1)	Items are taxed discretely using the Company's blended tax rate.